Exhibit 3.1

CERTIFICATE OF FORMATION

OF

OXIDE LLC

The undersigned, being duly authorized to execute and file this Certificate of Formation for the purposes of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, does hereby certify as follows:

1. The name of the limited liability company is Oxide LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Oxide LLC this 6th day of January, 2010.

OXIDE LLC

By:	/s/ Donald S. Harrison
Name:	Donald S. Harrison
Title:	Authorized Person

CERTIFICATE OF MERGER

MERGING

ON2 TECHNOLOGIES, INC.

A DELAWARE CORPORATION

WITH AND INTO

OXIDE LLC

A DELAWARE LIMITED LIABILITY COMPANY

Pursuant to Section 264 of the General Corporation Law of the State of Delaware and

Section 18-209 of the Delaware Limited Liability Company Act

Oxide LLC, a Delaware limited liability company (the “LLC”), does hereby certify as follows:

FIRST: The LLC is a Delaware limited liability company duly formed and existing under the laws of the State of Delaware and On2 Technologies, Inc., a Delaware corporation (the “Company”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: The Agreement and Plan of Merger, dated as of August 4, 2009, by and among the Company, Google Inc., a Delaware corporation (“Google”), and Oxide Inc., a Delaware corporation (“Oxide”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 7, 2010, by and among the Company, Google, Oxide and the LLC (together, the “Merger Agreement”), setting forth the terms and conditions of the merger of the Company with and into the LLC (the “Merger”), been approved, adopted, certified, executed and acknowledged by the LLC and the Company in accordance with Section 264(c) (and with respect to the Company, by written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware and Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: The name of the surviving limited liability company in the Merger (the “Surviving LLC”) is Oxide LLC, which name shall be amended as set forth in Article Fourth below.

FOURTH: The Certificate of Formation of the LLC as in effect immediately prior to the Merger shall be amended by deleting Section 1 thereto and replacing it in its entirety with the following:

“1. The name of the limited liability company formed is On2 Technologies, LLC.”

FIFTH: The executed Merger Agreement is on file at the principal place of business and office of the Surviving LLC at the following address:

c/o Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving LLC, on request and without cost, to any stockholder of the Company or any member of the LLC.

SEVENTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Oxide LLC has caused this Certificate of Merger to be executed by an authorized person on February 19, 2010.

OXIDE LLC

By:	/s/ Kent Walker
Name:	Kent Walker
Title:	Authorized Person